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 FORM 3                                                    OMB APPROVAL
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                                                 OMB Number:          3235-0104
                                                 Expires:      January 31, 2005
                                                 Estimated average burden
                                                 hours per response.........0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     FILED PURSUANT TO SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(A) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(H) OF THE INVESTMENT COMPANY ACT OF 1940

(PRINT OR TYPE RESPONSES)

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1.   NAME AND ADDRESS OF REPORTING PERSON*

     RICHARDSON                     STEVEN                 A.
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     (LAST)                         (FIRST)                (MIDDLE)

                           5225 S. LOOP 289, SUITE 120
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                                    (STREET)

     Lubbock                        TX                     79424
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     (CITY)                         (STATE)                (ZIP)

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2.   DATE OF EVENT REQUIRING STATEMENT (MONTH/DAY/YEAR)

     12/02/02
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3.   I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)


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4.   ISSUER NAME AND TICKER OR TRADING SYMBOL

     ALAMOSA HOLDINGS, INC.    APS
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5.   RELATIONSHIP OF REPORTING PERSON TO ISSUER
     (CHECK ALL APPLICABLE)

     [ ]  DIRECTOR                             [ ]  10% OWNER
     [X]  OFFICER (GIVE TITLE BELOW)           [ ]  OTHER (SPECIFY BELOW)

     CHIEF OPERATING OFFICER
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6.   IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

                                       _
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7.   INDIVIDUAL OR JOINT/GROUP FILING  (CHECK APPLICABLE LINE)

     [X]  Form filed by One Reporting Person

     [ ]  Form filed by More than One Reporting Person

                                 TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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                                      2. AMOUNT OF SECURITIES    3. OWNERSHIP FORM:
1. TITLE OF SECURITY                     BENEFICIALLY OWNED         DIRECT (D) OR      4. NATURE OF INDIRECT BENEFICIAL OWNERSHIP
   (INSTR. 4)                            (INSTR. 4)                 INDIRECT (I)          (INSTR. 5)
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
   NO SECURITIES OWNED
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                                                                                                                              (Over)


                                                                         Page 1

                                                                SEC 1473(06-02)

       TABLE II DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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                                                                                                        5. OWNERSHIP
                                                                                                           FORM OF
                         2. DATE EXERCISABLE        3. TITLE AND AMOUNT OF SECURITIES                      DERIVATIVE
                            AND EXPIRATION DATE        UNDERLYING DERIVATIVE SECURITY    4. CONVER-        SECURITY:
                            (MONTH/DAY/YEAR)           (INSTR. 4)                           SION OR        DIRECT      6. NATURE OF
                         ----------------------     ---------------------------------       EXERCISE       (D) OR         INDIRECT
                         DATE                                              AMOUNT OR        PRICE OF       INDIRECT       BENEFICIAL
1. TITLE OF DERIVATIVE   EXER-      EXPIRATION                             NUMBER           DERIVATIVE     (I)            OWNERSHIP
   SECURITY (INSTR. 4)   CISABLE    DATE            TITLE                  OF SHARES        SECURITY       (INSTR. 5)     (INSTR. 5)
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
                           --            --            --                       --             --               --             --
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:


/s/ Steven A. Richardson                                 December 5, 2002
---------------------------------------------            -----------------------
Name:                                                    Date

**Signature of Reporting Person

*     If the Form is filed by more than one Reporting Person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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                                                                SEC 1473 (06-02)